June 28, 2016

Russell F. Coleman
3808 Colgate Avenue
Dallas, Texas 75225

Dear Russell:

I am pleased to offer you the position of Executive Vice President, General Counsel & Corporate Secretary (Grade 99) for Dean Foods Company. This position will report to Gregg Tanner, CEO, and will be based out of Dallas, Texas. We look forward to having you join our team in August 1, 2016.

Here are the specifics of your assignment:

Base Salary
You will be paid $20,208.33 on a semi-monthly basis, less payroll taxes, which equates to an annual salary of $485,000.00, less payroll taxes. Your salary will be reviewed annually (next in March 2017).

Annual Incentive Opportunity
As a grade 99 employee, you will be eligible to earn an annual incentive as a participant in the Dean Foods Corporate Short-Term Incentive (STI) Plan with a 2016 target amount equal to 70% of your annualized base salary, subject to the achievement of certain financial targets as well as your performance against certain individual objectives. Your 2016 incentive payment will be prorated based on your actual hire date.

Annual Long Term Incentive Compensation
You will be eligible for consideration for future Long Term Incentive (LTI) grants under the Dean Foods Long Term Incentive Program. The exact amount and nature of any future long term incentive awards will be determined by the Compensation Committee of the Dean Foods Board of Directors.

One-Time New Hire Long-Term Incentive Award
You will be eligible for a one time new hire grant under the Dean Foods Long Term Incentive Program. The value of the grant will be determined based upon your actual start date. You will receive additional details regarding your new hire grant within 90 days of your new hire effective date.

Executive Deferred Compensation Plan
You will be eligible to participate in the Dean Foods Executive Deferred Compensation Plan. The plan provides eligible executives with the opportunity to defer compensation on a pre-tax basis. You will receive general information and enrollment materials during the next enrollment cycle.

Supplemental Executive Retirement Plan
You will be covered by the Dean Foods Supplemental Executive Retirement Plan (SERP) under the plan rules.

Paid Time Off (PTO)
You will be granted twenty five (25) days of PTO per year. For 2016, your PTO will be prorated based on your actual start date. Unused PTO is not carried forward from year to year unless required by state law.

Executive Physical
You will be eligible for a company paid Executive Physical every calendar year with The Cooper Clinic Institute in Dallas.

Benefits Plan
You will soon be receiving an overview of the health and welfare benefits program. Your eligibility begins on the first day of the month following 60 calendar days of employment; please note that you must complete the health and welfare benefits enrollment process within 45 days of your hire date. Once hired, if you have questions regarding the health and welfare benefits programs or eligibility, please call the Dean Foods Benefits Service Center at 877-224-4909 or go online to www.deanfoods.mercerhrs.com.

Your eligibility for 401(k) benefits will begin on the first day of the month following 60 calendar days of employment. You will receive information regarding these benefits approximately two weeks prior to your eligibility. For questions regarding 401(k) programs or eligibility, please call Fidelity Investments at 800-835-5095.

COBRA Support
Should you elect COBRA (health insurance) coverage from your previous employer, Dean Foods will reimburse you, grossed up for taxes, for your COBRA premiums (less your comparable Dean Foods contribution) until you become eligible for Dean Foods benefits (first of the month following 60 days of employment).

Insider Trading
As an Executive Vice President, you will have access to sensitive business and financial information. Accordingly, from time to time and in accordance with the company’s Insider Trading Policy, you will be prohibited from trading Dean Foods’ securities (or, in some circumstances, the securities of companies doing business with Dean Foods).

Severance
Dean Foods maintains an Executive Severance Plan. As a Grade 99 Executive Vice President, you will be an eligible participant. A copy of the plan will be provided to you.

Change-In-Control Provisions
You will be provided a Change in Control agreement comparable to that currently provided to other Dean Foods Executive Vice Presidents.

Financial Counseling
As an Executive Vice President, you are eligible to receive a reimbursement of up to $14,000 net per year (grossed up for taxes) to reimburse you for any financial planning activities for which you have engaged during each calendar year, including tax preparation.

New Hire Process
This offer of employment is contingent upon your submission to and successful completion of a background check and drug screen. By signing this offer letter, you represent that there is no agreement or promise in place between you and any other company (for example, a non-competition agreement) that would prohibit you from working for Dean Foods. You are also required to comply with the Dean Foods Code of Ethics as a condition of employment, and you understand and agree that you are not to use or disclose the confidential or proprietary information of any prior employer while performing your job with Dean Foods. You also agree that to the extent you have any prohibitions on solicitation of customers or employees from your prior employer, you agree that you will honor those provisions for the allotted time in any relevant agreements.

Conclusion
Russell, I am very excited about the opportunities at Dean Foods and very excited to have you be a part of our team. I am confident that with your experience, skills, vision and standards, you will make significant contributions to our company in the years to come.

Best regards,

/S/ KIM WARMBIER
Kim Warmbier

EVP, Chief Human Resources Officer

Agreed and accepted:

/S/ RUSSELL F. COLEMAN
Russell F. Coleman

7-3-16
Date

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